8th May, 2014

To,

M/s DLF Assets Private Limited,

10th Floor, DLF Gateway Tower,

DLF Cyber City, DLF Phase III,

Gurgaon 122002

Subject:	Letters of Intent dated 14th February, 2014, executed between M/s DLF Assets Private Limited and M/s WNS Global Services Private Limited.

Dear Sir,

This is with reference to the Letters of Intent dated 14th February, 2014 (“LOI”) executed between M/s DLF Assets Private Limited and M/s WNS Global Services Private Limited for the space take-up of approx. 147,260 sq. ft. on 8th, 9th, 10th & part 11th Floors in Block A2 and 8th, 9th & 10th Floors in Block A3 at DLF World Tech Park, NH8 (hereinafter referred to as “said Premises”) by M/s WNS Global Services Private Limited.

The LOI required the lease deed to be signed on or before 1st March, 2014 or at a mutually agreed date, failing which the LOIs would automatically terminate. As the execution of lease deed is still pending, we request for extension of time for execution of the lease deed till 17th May, 2014. We undertake to execute the lease deed for the aforesaid Premises by 17th May, 2014, failing which the LOIs shall stand terminated and the consequence as stipulated in the LOI shall prevail.

Further, as mutually agreed between us, the Lease Commencement date that was agreed in the LOI shall be revised to 28th April, 2014.

Kindly sign this letter in token of your acknowledgement of the content of this letter.

Yours Faithfully,

For and on behalf of

WNS Global Services Private Limited

/s/ Ronald D’Mello

Authorized Signatory

Agreed and Accepted

For and on behalf of

DLF Assets Private Limited

/s/ Baljeet Singh

Authorized Signatory

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